Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement filed by Function(x) Inc., of our audit report, dated January 16, 2012, and our review report dated January 16, 2012, relating to the financial statements of Trusted Opinion Inc. appearing in the financial statements contained in that Prospectus.

/s/ Citrin Cooperman & Company,LLP

Citrin Cooperman &Company, LLP
New York, NY
February 1, 2012